Exhibit 23.1

200 Bay Street, South Tower Suite 2800 Toronto, ON 6 47 499 2828 mintz.com

December 2, 2024

VIA SEDAR

Ontario Securities Commission, as principal regulator

British Columbia Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Autorité des marchés financiers

Nova Scotia Securities Commission

Financial and Consumer Services Commission (New Brunswick)

The Office of the Superintendent of Securities (Prince Edward Island)

Office of the Superintendent of Securities, Service Newfoundland & Labrador

Office of the Superintendent of Securities (Northwest Territories)

Superintendent of Securities, Legal Registries Division, Department of Justice (Nunavut)

Office of the Yukon Superintendent of Securities

Dear Sirs/Mesdames:

Re:	Glass House Brands Inc. - Prospectus Supplement dated November 26, 2024 to the Short Form Base Shelf Prospectus dated May 16, 2024 (the “Prospectus Supplement”)

We hereby consent to the reference to our name under the heading “Interest of Experts” and the use of our opinion under the heading “Eligibility for Investment” in the Prospectus Supplement relating to the offering of subordinate voting shares, restricted voting shares and limited voting shares of Glass House Brands Inc.

We have read the Prospectus Supplement and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus Supplement that are within our knowledge as a result of services we performed in connection with the Prospectus Supplement.

Yours truly,

“ Mintz LLP”

BOSTON	LOS ANGELES	NEW YORK	SAN DIEGO	SAN FRANCISCO	TORONTO	WASHINGTON

MINTZ LLP